UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2008

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) awarded performance bonuses to Sonic’s executive officers for 2007 under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”). The Compensation Committee certified that the previously disclosed objective, performance-based criteria had been met and authorized award amounts for each of the executive officers for the specified levels of achievement within the two performance categories.

The Compensation Committee also certified that the previously disclosed objective, performance-based criteria for certain restricted stock and restricted stock unit awards granted to Sonic’s executive officers in March 2007 pursuant to the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) had been met and approved the adjustment of those grants to reflect the performance level achieved.

That same day, the Compensation Committee established objective criteria for the determination of performance-based cash bonuses under the Incentive Compensation Plan for the year ending December 31, 2008 for Messrs. O. Bruton Smith, B. Scott Smith and David P. Cosper (the “Executive Officers”).

The specific annual performance goals established by the Committee are based upon the achievement of defined earnings per share levels and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, the Executive Officers will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan.

Under the earnings per share component, each Executive Officer will be eligible to receive a cash bonus ranging from 35% to a maximum of 130% of his respective annual base salary, if Sonic achieves the defined earnings per share target levels.

Under the customer satisfaction performance component, each Executive Officer will be eligible to receive a cash bonus ranging from 10% to a maximum of 30% of his respective annual base salary, if established percentages of Sonic’s dealerships in its major brands meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.

Finally, the Compensation Committee approved a grant of performance-based restricted shares of Sonic’s Class A Common Stock under the Stock Incentive Plan to Mr. Cosper for 22,500 shares. As provided in the Stock Incentive Plan, this restricted stock award generally remains subject to forfeiture and restrictions on transferability for three years from the date of grant. This award is also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s earnings per share performance for the 2008 fiscal year, continuation of employment and compliance with the restrictive covenants in his employment agreement. Mr. Cosper is entitled to voting rights and to receive any cash dividends declared by Sonic’s Board of Directors on the Class A Common Stock for each restricted share he holds.

The Compensation Committee also approved grants of performance-based restricted stock units under the Stock Incentive Plan to Messrs. Bruton and Scott Smith for 45,000 units and 36,000 units, respectively. As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s earnings per share performance for the 2008 fiscal year, continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and the respective officer. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. If Sonic’s Board of Directors declares cash dividends with respect to Sonic’s Class A Common Stock, Messrs. Bruton and Scott Smith will be credited cash dividend equivalents with respect to the restricted stock units held following the Compensation Committee’s certification of the satisfaction of the performance criteria. The cash dividend equivalents will be paid to Messrs. Bruton and Scott Smith in cash by March 15 of the year following the date the cash dividend equivalents are credited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

	By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel
Dated: March 5, 2008

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